Exhibit 10.13

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (as hereinafter amended, restated or modified from time to time in accordance with the terms hereof, this “Agreement”), is made and entered into as of October 3, 2016, by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), TEX Energy LLC, a Delaware limited liability company (“SpinCo”), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo,” and together with the Company and SpinCo, the “Parties” and each individually, a “Party”). Section 1.1 contains the defined terms set forth herein; and capitalized terms used but not defined herein are set forth in the Plan of Reorganization (as defined below).

RECITALS

WHEREAS, on April 29, 2014, the Company and certain of its Subsidiaries (collectively, the “Debtors”), including Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company, commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979 (collectively, together with any proceedings relating thereto, the “Chapter 11 Cases”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, on July 29, 2016, the Company, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), which provides for, among other things, the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company and the successor to the Company;

WHEREAS, the Third Amended Joint Plan of Reorganization filed by the Debtors with the Bankruptcy Court on July 29, 2016 (as amended as of the date hereof, the “Plan of Reorganization”) provides that the confirmation and effective date of the Plan of Reorganization with respect to the TCEH Debtors may occur separate from, and independent of, the confirmation and effective date of the Plan of Reorganization with respect to the EFH Debtors.

WHEREAS, on August 29, 2016, the Bankruptcy Court entered an order approving and confirming, among other things, the restructuring of the TCEH Debtors pursuant to the Plan of Reorganization;

WHEREAS, the Plan of Reorganization provides for the Parties to enter into this Agreement as part of the means for implementing the Restructuring Transactions under Article IV.B.2 of the Plan of Reorganization;

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Schedules hereto), the following terms shall have the respective meanings specified therefor below.

“Acquired TCEH Assets” means the Assets set forth in Schedule 1. For the avoidance of doubt, the Acquired TCEH Assets specifically exclude any third-party professional advisor engagement letters.

“Action” means civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Approvals and Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assignment and Assumption Agreement” means (i) any Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A, executed to transfer the Acquired TCEH Assets as provided in Section 2.1(b)(i), and (ii) any Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, executed to transfer the Contributed Plans as provided in Section 2.1(b)(ii), in each case, individually or collectively as the context requires.

“Assumed Liabilities” means, subject to Section 5.11, all Liabilities set forth on Schedule 4 and all Liabilities of the Company, EFCH and TCEH, under, resulting from, or arising out of, as applicable, the Acquired TCEH Assets, in each case arising out of facts, circumstances, events or conditions in existence before, on or after the TCEH Effective Date.

“Assumed Plan” has the meaning ascribed to such term in the Merger Agreement.

“Benefit Plans” means all material benefit and compensation plans, programs, policies or arrangements (as amended through the date hereof) covering current or former employees, officers, managers, members and directors of the Company and its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and employment, deferred compensation, change in control, non-competition, retention, termination, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or arrangements sponsored, contributed to, or entered into by the Company or its Subsidiaries.

“Company Group” means the Company, each Subsidiary or Affiliate of the Company, and each other Person that is controlled, directly or indirectly, by the Company, in each case, immediately after the Distribution Effective Time; provided, however, that no Representative of any of the foregoing who is a natural person shall be deemed a member of the Company Group.

“Company Disclosure Letter” means the Company Disclosure Letter to the Merger Agreement.

“Contributed Plans” means each Benefit Plan that will be transferred by the Company or its Subsidiaries as an active plan to SpinCo or one of its Subsidiaries as set forth in Section 5.1(h)(i)(B) of the Company Disclosure Letter.

“Contribution Effective Time” means the time on the TCEH Effective Date, immediately following the cancellation of Claims against the TCEH Debtors when the transfers and other transactions referred to in Section 2.1 have been completed, determined without taking into account any Acquired TCEH Assets or Assumed Liabilities that may be retained in accordance with Section 2.2(b) or Section 2.2(c).

“Distribution Effective Time” means the effective time of the Distribution.

“EFH Non-Qualified Benefit Plans” means the following benefit plans sponsored by the Company and/or its Affiliates: (1) Retirement Income Restoration Plan of Enserch Corporation and Participating Subsidiaries; (2) ENSERCH Supplemental Payment Plan for Retired Employees; (3) EFH Salary Deferral Program, as amended; and (4) EFH Second Supplemental Retirement Plan, effective as of October 10, 2007, as amended.

“EFH/TCEH Guarantees” means the guarantees, indemnification obligations, surety bonds or other credit support agreements, arrangements or understandings or other commitments of the Company or any of its Subsidiaries in connection with or in support of TCEH, any TCEH Company or the TCEH Assets, including those set forth on Schedule 2.

“Excluded Liabilities” means, other than the Assumed Liabilities (which for the avoidance of doubt are being assumed by SpinCo or a member of the SpinCo Group pursuant to Section 2.1) and the TCEH Company Liabilities (which for the avoidance of doubt are and shall remain Liabilities of the TCEH Companies), (i) the DiscOp OPEB Liabilities (as defined in the Merger Agreement) and (ii) all Liabilities of each of the Persons listed on Schedule 6 that are not discharged, released, finally settled or otherwise disposed of under the Plan of Reorganization, in each case, arising out of facts, circumstances, conditions or events in existence before, on or after the TCEH Effective Date.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the TRE), ERCOT, or any other legislative, executive or judicial governmental entity.

“Group” means the Company Group or the SpinCo Group, as the context requires.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person (which, for greater clarity, shall not include any controlled Affiliate of the Company Group or SpinCo Group) in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable retrospective premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Interim Transition Services Agreement” means that certain Transition Services Agreement to be entered into on or prior to the TCEH Effective Date by and between the Company and TEX Operations Company LLC.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable (now or in the future), including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all reasonable out-of-pocket costs and expenses relating thereto. For the avoidance of doubt, Liabilities shall specifically exclude (i) all Taxes, which are solely the subject of the Tax Matters Agreement and (ii) all matters subject to and governed by the Split Participant Agreement or the Interim Transition Services Agreement or the Transition Services Agreement (whichever is in effect at the applicable time).

“Oncor Agreements” means collectively, (i) the Oncor Holdings Second Amended and Restated Limited Liability Company Agreement dated as of November 5, 2008, (ii) the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, as amended, and (iii) the Investor Rights Agreement, dated as of November 5, 2008.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, trust agreement, or other organizational documents of such Person, including (i) any shareholder, voting trust or similar contract and (ii) any that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality or governance of such Person.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Related to the TCEH Business” means assets of the Company or any of its Subsidiaries that are owned, leased, licensed, held or used primarily for or in connection with the business of the TCEH Companies.

“Representatives” means, with respect to any Person, its members, partners, directors, officers, managers, employees, advisors, agents or other representatives.

“Specified Approvals” means those Approvals and Notifications set forth in Schedule 3.

“SpinCo Group” means SpinCo, each Subsidiary of SpinCo and each other Person that is controlled directly or indirectly by SpinCo, in each case, immediately after the Distribution, including the TCEH Companies; provided, however, that no Representative of any of the foregoing who is a natural person shall be deemed a member of the SpinCo Group.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (provided that, notwithstanding the foregoing, the Subsidiaries of the Company shall be deemed to include Oncor).

“Tax” or “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Governmental Entity (or any increase in any Refund otherwise receivable from any Governmental Entity) including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in net operating losses, deductions or other Tax attributes (computed on a “with” or “without” basis).

“Tax Cost” means any increase in Tax payments actually required to be made to a Governmental Entity (or any decrease in any Refund otherwise receivable from any Governmental Entity) including any increase in Tax payments (or decrease in any Refund) that actually results from a decrease in net operating losses, deductions or other Tax attributes (computed on a “with” or “without” basis).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Governmental Entity in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax, and any amended Tax return or claim for Refund.

“TCEH Assets” has the meaning ascribed to such term in the Plan of Reorganization.

“TCEH Companies” means each of the Persons listed in Schedule 5, individually or collectively as the context requires.

“TCEH Company Liabilities” means, subject to Section 5.11, (i) all Liabilities of the TCEH Companies, including all Liabilities under the Organizational Documents of the TCEH Companies to provide indemnification to any Person acting as a manager, member, partner, agent, attorney-in-fact, or other Representative of any TCEH Company, in each case arising out of facts, circumstances, events or conditions in existence before, on or after the TCEH Effective Date, and (ii) all Liabilities of the Company arising out of or resulting from owning, holding or voting, directly or indirectly, any equity securities of, or having “control” (as defined in the Merger Agreement) of, any of the TCEH Companies, other than any such Liabilities arising out of or resulting from Taxes (which shall be governed solely by the Tax Matters Agreement) or any Assumed Plan.

“TCEH Effective Date” has the meaning ascribed to such term in the Plan of Reorganization.

“Transaction Agreements” has the meaning ascribed to such term in the Plan of Reorganization.

“Transition Services Agreement” has the meaning ascribed to such term in the Merger Agreement.

Section 1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Agreement	Preamble
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Beneficiaries	Section 7.4(g)
Chapter 11 Cases	Recitals
Company	Preamble
Company Change in Control	Section 7.4(b)
Company Indemnified Parties	Section 5.2
Company Policy Liabilities	Section 7.19(a)
Contribution	Recitals
Debtors	Recitals
Distribution	Recitals
EFH D&O Policies	Section 7.4(a)
EFIH	Recitals
E-Side Letters of Credit	Section 7.19(c)
Indemnified Party	Section 5.6
Indemnifying Party	Section 5.6
Indemnity Payment	Section 5.6
Merger	Recitals
Merger Agreement	Recitals
Parent	Recitals
Party	Preamble
Pre-Spin Group	Section 7.4(a)
PUCT	Section 7.3
PUCT Filing	Section 7.3
Run-Off Coverage	Section 7.4(b)
Spin-Off	Recitals
SpinCo	Preamble
SpinCo Conversion	Recitals
SpinCo Policy Liabilities	Section 7.19(a)
Split Letters of Credit	Section 7.19(a)
TCEH	Recitals
Third Party Claims	Section 5.7(a)
Wrongful Acts	Section 7.4(a)

Section 1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles, Sections, Exhibits and Schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means as of the date of this Agreement; and

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect as of the applicable date.

ARTICLE II

THE CONTRIBUTION TRANSACTIONS

Section 2.1 Contribution.

(a) On the TCEH Effective Date, (i) the Company shall, and shall cause its Subsidiaries which are, or hold, TCEH Assets to, transfer, convey and deliver to SpinCo or a member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group, as applicable, shall accept from the Company and such Subsidiaries, the TCEH Assets, and (ii) SpinCo or such member of the SpinCo Group designated by SpinCo, as applicable, shall accept, assume and agree faithfully to perform, discharge and fulfill all the Assumed Liabilities.

(b) In furtherance of the transactions described in Section 2.1(a), on the TCEH Effective Date:

(i) the Company and SpinCo shall, and the Company and SpinCo shall cause their applicable Subsidiaries to, execute assignment and assumption agreements substantially in the form attached hereto as Exhibit A, and such additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents as are reasonably necessary to evidence the transfer, conveyance and assignment of the TCEH Assets to SpinCo or the applicable member of the SpinCo Group designated by SpinCo and the valid and effective assumption of the Assumed Liabilities by SpinCo or the applicable member of the SpinCo Group designated by SpinCo; and

(ii) the Contributed Plans will be transferred and assigned by the Company and the applicable Debtors and assumed by OpCo pursuant to the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

Each of the assignments, transfers, assumptions and other transactions described in this Section 2.1(b) shall be deemed effective simultaneously on the TCEH Effective Date at the Contribution Effective Time, except with respect to any transfer or assignment of any Acquired TCEH Assets or assumption of any Assumed Liabilities required to be delayed pursuant to Section 2.2(b).

(c) SpinCo hereby waives compliance by each and every member of the Company Group, and the Company hereby waives compliance by each and every member of the SpinCo Group, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Acquired TCEH Assets to SpinCo.

Section 2.2 Approvals and Notifications.

(a) The Parties will use their commercially reasonable efforts to obtain all material Approvals and Notifications, if any, necessary to consummate the transactions contemplated by this Agreement, as soon as reasonably practicable, including the Specified Approvals, if any.

(b) If the transfer or assignment of any Acquired TCEH Assets or assumption of any Assumed Liabilities would violate, in any material respect, any applicable Law or require any Approvals and Notifications or release which have not been obtained or made, notwithstanding the receipt of the Specified Approvals, then those Acquired TCEH Assets or Assumed Liabilities will be identified in reasonable detail in a written notice given by any Party that would violate such Law by the transfer or receipt of the Acquired TCEH Assets or the assignment or assumption of the Assumed Liability or require such Approvals and Notifications or release, and unless the Parties mutually shall otherwise determine, the transfer or assignment of such Acquired TCEH Assets or the assumption of such Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all such Approvals and Notifications or releases have been obtained or made.

(c) If any transfer or assignment of any Acquired TCEH Asset or any assumption of any Assumed Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on the TCEH Effective Date, as a result of the provisions of Section 2.2(b) or otherwise, then the Parties shall use commercially reasonable efforts to effect such transfer, assignment or assumption as promptly following the TCEH Effective Date as shall be reasonably practicable. The member of the Company Group retaining such Acquired TCEH Asset or such Assumed Liability, as the case may be, shall thereafter hold such Acquired TCEH Asset or Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) until such Acquired TCEH Asset or Assumed Liability is transferred and conveyed to, and assumed by, or until such time as the Company, in good faith, concludes that it is unable, using commercially reasonable efforts, to obtain or cause to be obtained, any consent, approval or release required to transfer such Acquired TCEH Asset or Assumed Liability to, a member of the SpinCo Group, and SpinCo shall, or shall cause the applicable member of the SpinCo Group to, pay or reimburse the Party retaining such Acquired TCEH Asset or Assumed Liability for all amounts reasonably paid or incurred in connection with the retention of such Acquired TCEH Asset or Assumed Liability. The Parties agree that, as between the Parties, as of the TCEH Effective Date, the applicable member of the SpinCo Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Acquired TCEH Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Assumed Liabilities, and all duties, obligations and responsibilities incident thereto, which such member is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(d) With respect to any Acquired TCEH Assets or Assumed Liabilities described in Section 2.2(c), each of the Company and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all income Tax purposes and for all purposes of the Tax Matters Agreement, (A) any Acquired TCEH Asset retained by the Company Group as having been transferred to and owned by the member of the SpinCo Group entitled to such Acquired TCEH

Asset not later than the TCEH Effective Date and (B) any Assumed Liability retained by the Company Group as a liability having been assumed and owned by the member of the SpinCo Group intended to be subject to such Assumed Liabilities not later than the TCEH Effective Date and (ii) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a dispute with a Governmental Entity relating to income Taxes).

(e) If and when any violation of Law or other impediment with respect to such retained Acquired TCEH Asset or Assumed Liabilities has been resolved, the transfer or assignment of the applicable Acquired TCEH Asset or the assumption of the applicable Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and the applicable Assignment and Assumption Agreement.

(f) Any member of the Company Group retaining an Acquired TCEH Asset or Assumed Liability due to the deferral of the transfer or assignment of such Acquired TCEH Asset or the deferral of the assumption of such Assumed Liability, as the case may be, shall not, in connection with such retention, be obligated, unless the Parties have executed documentation providing for such asset or liability to be retained by such member of the Company Group pursuant to Section 2.2(b), to expend any money whatsoever unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Acquired TCEH Asset or Assumed Liability.

Section 2.3 Responsibility for Assumed Liabilities Retained by the Company. If the Company or SpinCo is unable to obtain, or to cause to be obtained, any consent, approval, amendment or release required to transfer an Assumed Liability to a member or members of the SpinCo Group, then the applicable member of the Company Group shall continue to retain such Assumed Liability and, the applicable member of the SpinCo Group shall, as agent or subcontractor for such member of the Company Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Company Group that constitute or are caused by such Assumed Liabilities, as the case may be, thereunder from and after the Contribution Effective Time. From and after the Contribution Effective Time, OpCo shall indemnify each Company Indemnified Party, and hold each of them harmless, against any Liabilities arising from any such retained Assumed Liability; provided that OpCo shall have no obligation to indemnify any Company Indemnified Party that has engaged in any fraud, willful misconduct or knowing and intentional violation of Law, in each case in connection therewith. The Company shall cause each member of the Company Group without further consideration, to pay and remit, or cause to be paid or remitted, to the applicable member of the SpinCo Group, promptly all money, rights and other consideration received by it or any member of the Company Group in respect of such performance under any agreement, lease, license or other obligations or Liabilities under any Assumed Liability retained by any member of the Company Group; provided that the Company shall be entitled to offset any amounts owed by the SpinCo Group to any member of the Company Group hereunder. If and when any such consent, substitution, approval, amendment or release shall be obtained, or the obligations under any agreement, lease, license or other obligations or Liabilities under any Assumed Liability retained by any member of the Company Group shall otherwise become assignable or able to be novated, the applicable member of the Company Group shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Company Group to the applicable member of the SpinCo Group without payment of further consideration, and the applicable member of the SpinCo Group shall, without the payment of any further consideration, assume such obligations or other Liabilities in accordance with the terms of this Agreement and the applicable Assignment and Assumption Agreement.

ARTICLE III

ACCESS TO INFORMATION

Section 3.1 Agreement for Exchange of Information. After the TCEH Effective Date and until the seventh (7th) anniversary of the TCEH Effective Date, each of the Company and SpinCo agrees to provide, or to cause any Person that after giving effect to the Contribution is controlled by the Company or SpinCo, as applicable, to provide, to the other Party, as soon as reasonably practicable after written request therefor, any Information regarding the Company Group or the SpinCo Group, as applicable, which is in the possession or under the control of such Party and which the requesting Party reasonably requests; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, such Party shall not be required to provide any such Information; provided, further, that such Party shall use commercially reasonable efforts to cooperate with reasonable requests that would enable such otherwise not-required disclosures to the other Party to occur without commercial detriment and without contravening any such Law or jeopardizing privilege, provided, further, that, as applicable, the Party making such assertion that Information be withheld, shall, to the extent permitted by applicable Law, provide notice to the receiving party that Information is being withheld pursuant to this proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. None of the Company Group shall transfer any Information regarding the SpinCo Group to any of its Affiliates not controlled, directly or indirectly, by the Company. Notwithstanding the foregoing, requests for and provision of Information relating to Taxes shall be governed by Section 7.01 of the Tax Matters Agreement.

Section 3.2 Ownership of Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 3.1.

Section 3.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable third-party out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other Party’s provision of Information in response to the requesting Party; provided, however, nothing in this Section 3.3 shall limit any of the reimbursement or indemnification obligations of any member of the SpinCo Group under Section 2.2(c) or Section 2.3.

Section 3.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article III and other provisions of this Agreement after the TCEH Effective Date, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of the Company in effect on the TCEH Effective Date or such other policies or practices as may be reasonably adopted by the appropriate Party after the TCEH Effective Date that are substantially consistent with the policies of the Company and its subsidiaries as in effect on the TCEH Effective Date; provided, that, in any event, the Parties agree to retain such Information in their respective possession or control until the seventh (7th) anniversary of the TCEH Effective Date in accordance with Section 3.1.

(b) Until the seventh (7th) anniversary of the TCEH Effective Date, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices described in Section 3.4(a), be archived or otherwise filed in a centralized filing system by such Party or its applicable Subsidiaries, until the later of the seventh (7th) anniversary of the TCEH Effective Date and the period required by applicable Law.

(c) In the event of any Party’s or any of its Subsidiaries’ inadvertent failure to comply with this Section 3.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Entity (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other Party for any other Liabilities arising out of its or any of its Subsidiaries’ inadvertent failure to comply with this Section 3.4; provided, however, no member of the Company Group shall have any Liability to any member of the SpinCo Group under this Section 3.4(c) in connection with any Acquired TCEH Assets or Assumed Liabilities that are retained by a member of the Company Group pursuant to Section 2.2 or Section 2.3.

(d) Notwithstanding the foregoing, record retention relating to Taxes shall be governed by Section 7.02 of the Tax Matters Agreement.

Section 3.5 Confidentiality. Each Party recognizes and acknowledges that it has received, or is in possession of, certain non-public, confidential, or proprietary Information (including trade secrets) of the other Party or its respective Group (the “Confidential Information”). Each Party agrees that it will not, that it will cause its Affiliates not to, and that it will use commercially reasonable efforts to cause each of its and their respective Representatives not to, for a period of five (5) years after the TCEH Effective Date, directly or indirectly, use Confidential Information of the other Party or its respective Group for its competitive, commercial or proprietary advantage, or disclose, divulge or publish, whether in written or unwritten form or through any medium, such Confidential Information publicly or to any Person or group of Persons for any reason or purpose whatsoever, except: (i) to authorized Representatives of such Party as reasonably necessary in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement or the other Transaction Agreements and (ii) to the extent required to be disclosed by order of a Governmental Entity, or by subpoena, summons or legal process, or by Law, provided that, to the extent permitted by Law, the disclosing Party shall provide prompt notice of such disclosure to the applicable other Party, so that such Party whose Confidential Information is required to be disclosed may seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such Confidential Information, and the disclosing Party shall reasonably cooperate with the other Party in connection with such other Party’s efforts to obtain confidential treatment or similar reliable assurances that the relevant Confidential Information will remain confidential. For purposes of this Section 3.5, such Confidential Information shall not include any Confidential Information that (a) was or becomes generally available to the public other than as a result of a disclosure by such Person (or its Affiliates or Representatives) in violation of this Agreement, (b) becomes available to such Person or any of such Person’s Affiliates or Representatives after the date hereof from a source other than the other Party hereto or its respective Group or such Group’s Representatives, provided that such source is not known by such Person to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other Party with respect to the Information or (c) was independently developed by such Person (or its Affiliates) after the date hereof without reference to, incorporation of, or other use of any Confidential Information. The limitations in this Section 3.5 are in addition to, and not in lieu of, any other restrictions by which a Party may be bound (whether by contract or otherwise).

Section 3.6 Other Agreements Providing for Exchange of Information.

(a) Any Party that receives, pursuant to a request for Information in accordance with this Article III, Information that is not relevant to its request shall promptly either destroy such Information or return it to the providing Party, at the option of the providing Party, and if the receiving Party elects to destroy such Information, then the receiving party shall promptly deliver written confirmation (including by email) of the destruction of such Information to the providing Party.

(b) When any Information provided by one Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Agreement or is no longer required to be retained by applicable Law, the receiving Party will promptly, after request of the providing Party, at the receiving Party’s option (and expense), either return to the providing Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or destroy such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that if the receiving Party elects to destroy such Information, then the receiving Party shall promptly deliver written confirmation (including by email) of the destruction of such Information to the providing Party; and provided, further, that the receiving Party shall not be deemed to have retained or failed to return or destroy any Confidential Information stored in digital format that is deleted from local hard drives so long as no attempt is made to recover such Confidential Information from servers or back-up sources, provided that any such retained Confidential Information shall remain subject to the terms hereof in all respects.

(c) Nothing in this Section 3.6 shall require any Receiving Party to destroy or return any Information that the Receiving Party would routinely retain pursuant to its record retention policies aimed at legal, corporate governance or regulatory compliance or that the Receiving Party is required to retain under any applicable Law or regulation or the terms of the Tax Matters Agreement or any other Transaction Agreement; provided that any such retained Confidential Information shall remain subject to the terms hereof in all respects for so long as such Confidential Information is so retained.

Section 3.7 Production of Witnesses; Records; Cooperation.

(a) After the TCEH Effective Date, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder; provided, that no such access shall unreasonably interfere with the ongoing operations of such Party and its Subsidiaries; provided, further, that no Party shall be required to make available to the requesting Party any such persons or materials if doing so could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege held by such Party provided, further, that, as applicable, the Party making such assertion shall, to the extent permitted by applicable Law, provide notice to the receiving party that any Information is being withheld pursuant to this proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) For the avoidance of doubt, the provisions of this Section 3.7 are in furtherance of the provisions of Section 3.1 and shall not be deemed to in any way limit or otherwise modify the Parties’ rights and obligations under Section 3.1.

ARTICLE IV

MUTUAL REPRESENTATIONS AND WARRANTIES

Each Party, severally and not jointly, represents and warrants to, and agrees with, the other Party as set forth below.

Section 4.1 Organization and Authority. Such Party is an entity, duly organized, validly existing and in good standing under the state of its formation. Each Party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is, in all material respects, qualified to do business and in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement by such Party have been duly and validly authorized by all necessary action of such Party. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law relating to creditors’ rights and general principles of equity.

Section 4.3 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder, the consummation of the transactions contemplated hereby and the taking of any action contemplated to be taken by such Party hereunder do not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Party; or

(b) except with respect to the Specified Approvals, (i) result in a violation or breach of any Law applicable to such Party; (ii) require the consent of any Governmental Entity under any applicable Law (other than the Bankruptcy Court); or (iii) cause a default, or require the consent of any Person, under any material contract or Permit, in each case other than any such violation, breach, default or consent which, if not made or obtained, would not reasonably be expected to impair in any material respect such Party’s ability to carry out the transactions contemplated hereunder or have a material adverse effect on the financial condition or business of such Party.

Section 4.4 No Other Representations or Warranties. (a) No party to this Agreement or any other agreement or document contemplated by this Agreement is making any representation as to, warranty of or covenant, express or implied, with respect to: (i) any of the TCEH Assets, the Assumed Liabilities or the Excluded Liabilities, including any warranty of merchantability or fitness for a particular purpose, (ii) the value or freedom from encumbrances of, or any other matter concerning, any TCEH Assets, Assumed Liabilities or Excluded Liabilities or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other TCEH Asset, Assumed Liability or Excluded Liability or (iii) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any TCEH Asset upon the execution, delivery and filing hereof or thereof.

(a) ALL TCEH ASSETS TO BE TRANSFERRED AS SET FORTH HEREIN OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT SHALL BE TRANSFERRED “AS IS, WHERE IS” (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE V

RELEASES AND INDEMNIFICATION

Section 5.1 Termination of Guarantees. The Parties acknowledge and agree that the obligations of the Company Group under or with respect to the EFH/TCEH Guarantees shall be terminated and extinguished as of the Contribution Effective Time pursuant to the Plan of Reorganization.

Section 5.2 General Indemnification by OpCo. Subject to the provisions and limitations of this Article V, from and after the Contribution Effective Time, OpCo shall indemnify, defend and hold harmless each Person that after the Contribution Effective Time is a member of the Company Group (including all Affiliates of the Company) and each of their respective Representatives and, as applicable, each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against:

(a) any Assumed Liability, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liability in accordance with its terms, whether prior to, at or after the Contribution Effective Time;

(b) any TCEH Company Liability, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any TCEH Company Liability in accordance with its terms, whether prior to, at or after the Contribution Effective Time; and

(c) any Liability arising from any breach by any member of the SpinCo Group of any covenant or other agreement (other than any representation or warranty) set forth in this Agreement or in any Assignment and Assumption Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth herein or therein.

Section 5.3 General Indemnification by the Company. Subject to the provisions and limitations of this Article V, from and after the Contribution Effective Time, the Company shall indemnify, defend and hold harmless each Person that after the Contribution Effective Time is a member of the SpinCo Group (including all Affiliates of SpinCo) and each of their respective Representatives and, as applicable, each of the heirs, executors, successors and assigns of any of the foregoing, from and against:

(a) any Excluded Liability, including the failure of any member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liability in accordance with their respective terms, whether prior to, at or after the Contribution Effective Time; and

(b) any Liability arising from any breach by any member of the Company Group of any covenant or other agreement (other than any representation or warranty) set forth in this Agreement or in any Assignment and Assumption Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth herein or therein.

Section 5.4 Tax Indemnification. Notwithstanding anything in Article V to the contrary, indemnification for Taxes and for other matters subject to the Tax Matters Agreement is governed solely by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article V.

Section 5.5 Contribution. If the indemnification provided for in this Article V shall, for any reason, be unavailable or insufficient to hold harmless any Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.2 and Section 5.3, as the case may be. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put any Indemnified Party in the same position as if it were indemnified under Section 5.2 or Section 5.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Liability subject to indemnification or contribution pursuant to this Article V will be (a) net of Insurance Proceeds that are actually received by the Indemnified Party, (b) decreased by any actual recoveries from third parties pursuant to indemnification or otherwise with respect thereto, (c) decreased by any Tax Benefit actually recovered, and (d) increased by any Tax Cost actually incurred as a result of the receipt of (or entitlement to) such indemnity payment, as applicable. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any such Insurance Proceeds and/or recoveries actually received from third parties and/or Tax Benefits actually recovered, and increased by Tax Costs actually incurred, in each case, by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other recovery from a third party (including any Tax Benefit actually recovered), then the Indemnified Party will pay to the Indemnifying Party an amount equal to the lesser of (x) the amount of such Insurance Proceeds or the amount actually received from the third party (including any Tax Benefit actually recovered) and (y) the Indemnity Payment previously received. If an Indemnified Party receives an Indemnity Payment from an Indemnifying Party in respect of any Liability and subsequently incurs Tax Costs associated by that Indemnity Payment, then the Indemnifying Party will pay to the Indemnified Party an amount equal to those Tax Costs promptly after receipt of a reasonably detailed statement of those Tax Costs given by the Indemnified Party to the Indemnifying Party within a reasonable period of time (not to exceed six months) after the Tax Cost is actually incurred. In the case of Tax Benefits, “actually recovered” means an Indemnified Party actually realizes a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the incurrence or the payment by the Indemnified Party of such fees or costs or indemnifiable amounts determined using a “with and without” methodology (treating any deductions attributable to such fees or costs or indemnifiable amounts as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). In the case of Tax Costs, “actually incurred” means an Indemnified Party actually realizes a Tax Cost reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the receipt of (or entitlement to) an Indemnity Payment determined using a “with and without” methodology (treating any receipt of (or entitlement to) such Indemnity Payment as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers). For the avoidance of doubt, for purposes of determining the amount “actually recovered” (for purposes of Tax Benefits) or “actually incurred” (for purposes of Tax Costs), a netting approach shall be taken for determining any increase or decrease, as the case may be, of taxable income or loss, net operating losses, deductions or other Tax attributes.

Section 5.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Entity) that is not a member of the Company Group or the SpinCo Group, or any Affiliate thereof, has asserted any claim or commenced any Action (any such claim or Action, a “Third Party Claim”) that may give rise to an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2 or Section 5.3, as the case may be, then the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than fifteen (15) Business Days, or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.7(a).

(b) Subject to this Section 5.7(b) and Section 5.7(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim if the Indemnifying Party irrevocably and unconditionally acknowledges its obligation to indemnify the Indemnified Party in respect of such Third Party Claim in accordance with and subject to the terms hereof. Within thirty (30) Business Days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense in accordance with Section 5.7(f). If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim.

(c) Notwithstanding Section 5.7(b), if, in the reasonable opinion of counsel to the Indemnified Party, such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (and only one) such counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) Business Days after the receipt of notice from an Indemnified Party as provided in Section 5.7(b), then the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party; provided, that the Indemnified Party shall not be permitted to settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party is conducting the defense against any such Third Party Claim, then the Indemnified Party and its counsel shall keep the Indemnifying Party informed of all developments relating to such Third Party Claim and provide copies of all relevant correspondence and documents relating thereto.

(e) Notwithstanding any other provision of this Agreement, without the prior written consent of any Indemnified Party, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement or compromise of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.7 unless such judgment or settlement is solely for monetary damages (which shall be fully paid by the Indemnifying Party), does not impose any expense or obligation on the Indemnified Party (other than obligations for which the Indemnified Party is indemnified hereunder and which are fully paid by the Indemnifying Party), does not involve any finding or determination of wrongdoing or violation of Law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party and its Affiliates and Representatives from all liability in connection with the Third Party Claim.

(f) Each of the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to make available to the other, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the reasonable ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with the defense, settlement or compromise, or the prosecution, evaluation or pursuit of any Third Party Claim, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be of such Third Party Claim; provided, that no such cooperation shall unreasonably interfere with the ongoing operations of such Party and its Subsidiaries; provided, further, that no Party shall be required to make available to the requesting Party any such Persons or materials if doing so would reasonably be expected to be materially commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege held by such Party; provided, further, that, as applicable, the Party asserting such detriment, violation or privilege shall, to the extent permitted by applicable Law, provide notice to the receiving party that any Information is being withheld pursuant to the foregoing proviso and the Parties shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such commercial, legal and/or privilege concerns, including, if applicable, by providing any privileged Information pursuant to a joint defense agreement to be mutually agreed and executed between the applicable Parties. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

Section 5.8 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds and/or recoveries from third parties that actually reduce the amount of such Liabilities and/or Tax Benefits actually recovered or Tax Costs actually incurred; provided, that no Indemnifying Party shall be entitled to condition, delay or withhold any payment pending claim for, or receipt of, any Insurance Proceeds and/or recoveries from third parties or actual recovery of any Tax Benefits or actual incurrence of Tax Costs. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party, shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.9 Exclusive Remedy; Limitations of Liability; Mitigation. After the Contribution Effective Time, except for the rights under Section 7.13, the indemnification and contribution provisions of this Article V shall be the sole and exclusive remedy for the matters set forth herein and in any Assignment and Assumption Agreement and the transactions contemplated hereby and thereby and no party shall pursue or seek to pursue any other remedy. Neither SpinCo or its Affiliates, on the one hand, nor the Company or its Affiliates, on the other hand, shall be liable to the other for any Liabilities arising under or relating to this Agreement, any Assignment and Assumption Agreement or the transactions contemplated hereby or thereby that are (i) not direct, actual damages or (ii) special, indirect, consequential, punitive, exemplary, remote, speculative or similar damages or lost profits (except to the extent such lost profits constitute direct, actual damages) of the other arising in connection with the transactions contemplated hereby (other than such damages described in this clause (ii) payable to a third party in respect of a Third Party Claim). Any Indemnified Party that becomes aware of a Liability for which it seeks indemnification or contribution under this Article V shall to the extent required by law mitigate such Liability, and the Indemnifying Party shall not be liable for any such Liability to the extent that it is attributable to the failure of the Indemnified Party to use such commercially reasonable efforts to mitigate to the extent required by law. For the avoidance of doubt, no provision of this Agreement provides indemnification for a breach, misrepresentation or violation under the Merger Agreement.

Section 5.10 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities. Each Party hereby agrees that prior to the consummation of any sale or transfer of all or substantially all of the Assets of such Party, it will require the acquirer of such Assets to assume the obligations of such Party under this Agreement as a condition thereto.

Section 5.11 No Assumption of Discharged Liabilities; Obligations under Transaction Agreements. For the avoidance of doubt, nothing herein shall require or be construed to effectuate the assumption, for any period of time, of any Liability or Tax discharged, released or otherwise satisfied (or to be discharged, released or otherwise satisfied on the EFH Effective Date) pursuant to the Plan of Reorganization. Additionally, for the avoidance of doubt, nothing herein shall require or be construed to effectuate the assumption, for any period of time or at all, of any obligations of any Person, or otherwise affect in any way the rights or obligations of any of the Parties or their respective Groups, under the Plan of Reorganization, the Tax Matters Agreement, the Interim Transition Services Agreement or the Transition Services Agreement (whichever is in effect at the applicable time), the Split Participant Agreement, the Merger Agreement or any other Transaction Agreement.

ARTICLE VI

[RESERVED]

ARTICLE VII

MISCELLANEOUS AND GENERAL; COVENANTS

Section 7.1 Survival. The representations and warranties of the Parties set forth in this Agreement (other than Section 4.4) shall not survive the Distribution Effective Time, and shall cease to have any force or effect immediately upon the Distribution Effective Time. The covenants and other agreements contained in this Agreement, and liability for the breach of any obligations thereunder, shall survive the Distribution Effective Time and shall remain in full force and effect in accordance with their terms.

Section 7.2 Termination, Wind-Down and Distribution of EFH Non-Qualified Benefit Plans and EFH Split Dollar Life Insurance Plan. In connection with the termination, wind-down and distribution of the remaining liabilities and obligations of the EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan as contemplated by the Plan of Reorganization, the Parties acknowledge and agree that (a) the Company shall (or cause the applicable third party service provider to) provide SpinCo with, and accept all reasonable comments of SpinCo to (i) drafts of all notices and other written correspondence with participants in such EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan as soon as reasonably practicable, but, in each case, no later than five (5) Business Days prior to the date of such distribution to such participants and (ii) any estimated calculations of payouts and distributions to such participants promptly upon receipt of such calculations from the third party administrator of such EFH Non-Qualified Benefit Plans or the EFH Split Dollar Life Insurance Plan, as applicable, but in each case, no later than fifteen (15) Business Days prior to the making of any such payments or distributions with respect thereto and (b) SpinCo shall review, comment upon and approve as soon after receipt as is administratively practicable (i) all such notices and other written correspondence with participants in such EFH Non-Qualified Benefit Plans and the EFH Split Dollar Life Insurance Plan and (ii) any such estimated calculations of payouts and distributions to such participants, in each case from such third parties as are assisting with such terminations, wind-downs and distributions.

Section 7.3 Regulatory Matters. In connection with obtaining any required approval by the Public Utility Commission of Texas (the “PUCT”) with respect to the transactions contemplated by the Merger Agreement or any other transaction constituting a direct or indirect change of control of Oncor Electric Delivery Company LLC that requires the approval of the PUCT (in each case, the “PUCT Filing”), the Company shall use its reasonable best efforts to cause, including by exercising its rights to consent and vote (if any) under the Oncor Agreements as an indirect equity owner of Oncor, Oncor Electric Delivery Company LLC to request from the PUCT, as part of the PUCT Filing, an order stating that none of TCEH, SpinCo, or any subsidiaries or Affiliates of SpinCo will, from and after the TCEH Effective Date, be subject to any obligation set forth in the Final Order on Rehearing issued in PUCT Docket No. 34077 on April 24, 2008. The Company’s obligations under this Section 7.3 including using its reasonable best efforts, shall not include any obligation to (A) pay any amounts to the Oncor Entities (as defined in the Merger Agreement) or any other Person or incur any liabilities or other obligation, (B) execute or enter into or perform any new agreement (other than an agreement contemplated hereby or in the Plan of Reorganization or that confirms or makes effective its obligations hereunder), or (C) breach any Law or commence any Action against any Person, including any of the Oncor Entities or their respective officers and managers.

Section 7.4 D&O Insurance.

(a) During the period beginning on the date hereof and ending on the EFH Effective Date, the Company agrees to and to cause its Subsidiaries to maintain, as in effect immediately prior to the TCEH Effective Date (i) the Company’s and its Subsidiaries’ directors’, managers’

and officers’ insurance policies, and (ii) the Company’s fiduciary liability insurance policies ((i) and (ii), collectively, the “EFH D&O Policies”), in each case, with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s and its Subsidiaries’ policies as of immediately prior to the TCEH Effective Date with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a current or former director, officer or other Representative of TCEH, the TCEH Companies, the Company Group or the SpinCo Group or any of their respective Subsidiaries (collectively, the “Pre-Spin Group”) by reason of him or her serving in such capacity (“Wrongful Acts”) that existed or occurred on or prior to the TCEH Effective Date (including in connection with this Agreement and the transactions or actions contemplated by this Agreement).

(b) The Company agrees that, on or before the EFH Effective Date or any other event constituting a change in control as described in Section IX(C)(2) of the EFH D&O Policies (a “Company Change in Control”), it will obtain and fully pay the premium for a run-off of the EFH D&O Policies for the benefit of each member of the Pre-Spin Group and their respective current and former directors, officers and other Representatives, in each case for a claims reporting or discovery period of at least six (6) years from and after the EFH Effective Date (or the effective date of such other Company Change in Control, as applicable) with respect to any claim arising from actual or alleged Wrongful Acts on or prior to the EFH Effective Date (it being understood that, with respect to any claim arising from actual or alleged Wrongful Acts of such Persons in their capacity as a current or former director or officer or other Representative of any TCEH Company or the SpinCo Group, such period shall be limited to the period on or prior to the TCEH Effective Date), from insurance carriers with the same or better credit rating as the insurance carrier(s) for the EFH D&O Policies with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided for members of the Pre-Spin Group and their respective current and former directors, officers and other Representatives under the EFH D&O Policies with respect to any actual or alleged Wrongful Act that existed or occurred on or prior to the EFH Effective Date (the “Run-Off Coverage”).

(c) If the Company, after its good faith efforts, is unable to obtain such Run-Off Coverage as of the EFH Effective Date, then the Company shall use its reasonable best efforts to purchase insurance comparable to the EFH D&O Policies for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the EFH D&O Policies; provided, however, that in no event shall the Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums paid by the Company for such insurance as of immediately prior to the TCEH Effective Date; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Effective Time under the Merger Agreement occurs and the Company complies with its obligation under Section 6.8(b) of the Merger Agreement (as such obligations are set forth in the Merger Agreement as of the date hereof and without giving effect to any subsequent amendment thereof) and obtains the “D&O Insurance” (as defined in the Merger Agreement), then the Company shall be deemed to have satisfied its obligations under Section 7.4(b) and (c) hereof; provided, however that this Section 7.4(d) shall have no effect and be null and void if the Merger Agreement is terminated or the Effective Time under the Merger Agreement otherwise never occurs.

(e) Additionally, the Company agrees not to seek or, subject to Section 7.4(c), agree to any changes or amendments to the EFH D&O Policies or the Run-Off Coverage that have or would reasonably be expected to have the effect of reducing or limiting coverage available to any member of the Pre-Spin Group or any of their respective current and former directors, officers and other Representatives.

(f) Within ten (10) Business Days of the written request of SpinCo, the Company shall provide SpinCo copies of all EFH D&O Policies or Run-Off Coverage policies.

(g) The Parties agree that the provisions of this Section 7.4 are for the benefit of each member of the Pre-Spin Group and their respective current and former directors, officers and other Representatives (collectively, the “Beneficiaries”). The provisions of this Section 7.4 shall be enforceable by each of the Beneficiaries as if such Person were a party to this Agreement.

Section 7.5 Amendment. No provision of this Agreement shall be terminated, amended, modified or supplemented by any Party, unless such termination, amendment, supplement or modification is in writing and signed by each of the Parties.

Section 7.6 Waiver of Default.

(a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.

(b) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Assignment and Assumption Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any Party or prejudice the rights of the other Party or Parties thereafter to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.7 Third Party Beneficiaries. Except (i) for the indemnification rights under this Agreement of any Indemnified Party in their respective capacities as such, (ii) the Beneficiaries pursuant to Section 7.4 and (iii) as specifically provided in any Assignment and Assumption Agreement, the provisions of this Agreement and each Assignment and Assumption Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and there are no third party beneficiaries of this Agreement or any Assignment and Assumption Agreement; and neither this Agreement nor any Assignment and Assumption Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Assignment and Assumption Agreement.

Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

Section 7.9 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court; provided that if the Bankruptcy Court declines to accept jurisdiction over a particular Action, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section 7.9(a). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.11. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Transaction Expenses. Except as expressly set forth herein, each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

Section 7.11 Notices. Any notice, request, instruction or other document to be given hereunder or under any Assignment and Assumption Agreement by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to the Company:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Attention: President

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: James Sprayregen

                Marc Kieselstein

                Chad Husnick

Email: jsprayregen@kirkland.com

          mkieselstein@kirkland.com

          chusnick@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Edward Sassower

Email: edward.sassower@kirkland.com

If to SpinCo or OpCo:

TEX Energy LLC

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, TX 77002

Attention: Andrew T. Calder, P.C.

                Kevin L. Morris

                John Pitts

Email: andrew.calder@kirkland.com;

          kmorris@kirkland.com;

          john.pitts@kirkland.com

and

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Robert Little

Email: RLittle@gibsondunn.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 7.12 Entire Agreement. Subject to Section 7.17, this Agreement (including any schedules and exhibits hereto, including as finally executed agreements) constitutes the entire agreement of the Parties with respect to the subject matter hereof, and cancels, merges and supersedes all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE SPINCO GROUP OR THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. The Parties further represent that, in entering into this Agreement (a) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (b) they are relying upon their own knowledge and the advice of counsel; (c) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

Section 7.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. Any requirements for the securing or posting of any bond with such remedy are also hereby waived by each of the Parties.

Section 7.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.15 Interpretation; Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.16 Assignment; Delegation. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. Notwithstanding the foregoing, (i) SpinCo and OpCo hereby acknowledge that, following the Merger, Merger Sub, as the surviving company in the Merger, shall be entitled and subject to all of the rights, benefits and obligations of the Company pursuant to this Agreement; and (ii) SpinCo shall have the right to delegate its right to acquire any of the TCEH Assets or assume any of the Assumed Liabilities to one or more of its Subsidiaries (including OpCo) without the prior written consent of the Company. For purposes of this Section 7.16, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

Section 7.17 Controlling Documents. To the extent that the provisions of the Plan of Reorganization, the Merger Agreement, the Tax Matters Agreement, the Amended and Restated Split Participant Agreement or the Interim Transition Services Agreement or the Transition Services Agreement (whichever is in effect at the applicable time) conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern.

Section 7.18 EFH Properties Company Cash. Prior to the Contribution Effective Time, the Company shall cause the distribution or transfer of all cash held by EFH Properties Company to a member of the Company Group.

Section 7.19 Split Policies; Covered Letters of Credit.

(a) Annex A attached hereto sets forth certain workers compensation insurance policies (the “Split Policies”) that insure workers compensation Liabilities arising out of or resulting from (1) the Company and its Subsidiaries (together, the “Company Policy Liabilities”) and (2) the TCEH Companies (the “SpinCo Policy Liabilities”).

(b) Each of the Company and SpinCo acknowledge and agree that (i) the Company Policy Liabilities and all costs, fees and expenses under the Letters of Credit identified on Annex A attached hereto (the “Split Letters of Credit”) (including any draws on the Split Letters of Credit in respect of the Company Policy Liabilities and the costs of maintaining such Split Letters of Credit allocable to the Company Policy Liabilities) arising out of or resulting from the Company Policy Liabilities are Excluded Liabilities for all purposes hereunder, and (ii) the SpinCo Policy Liabilities and all costs, fees and expenses arising out of or resulting from the SpinCo Policy Liabilities under the Split Letters of Credit (including any draws on the Split Letters of Credit in respect of the SpinCo Policy Liabilities and the costs of maintaining such Split Letters of Credit allocable to the SpinCo Policy Liabilities) are TCEH Company Liabilities for all purposes hereunder.

(c) The Company shall and shall cause its Subsidiaries to use its reasonable best efforts to, as promptly as practicable, provide for the termination, release and return of the Letters of Credit set forth on Annex B attached hereto (including any renewals or replacements thereof) (the “E-Side Letters of Credit”) to SpinCo or its designee by providing adequate security to the applicable beneficiary of each E-Side Letter of Credit in the form of cash collateral, back-to-back letters of credit, a parent company guaranty or similar security as necessary to obtain the return and cancellation of each E-Side Letter of Credit at or prior to the earlier of (A) the Effective Time (as defined in the Merger Agreement), and (B) the EFH Effective Date.

Section 7.20 Generation Development Company LLC Boiler. The Parties hereby agree to negotiate in good faith a mutually agreeably resolution for the treatment of the boiler and related parts owned by Generation Development Company LLC stored at the Monticello power plant site of the TCEH Companies, as soon as reasonably practicable, but in any event no later than the EFH Effective Date.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

TEX ENERGY LLC

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

TEX OPERATIONS COMPANY LLC

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

Schedule 1

Acquired TCEH Assets

[Omitted.]

Schedule 1-A

Vehicles

[See attached.]

[Omitted.]

Schedule 2

EFH/TCEH Guarantees

[Omitted.]

Schedule 3

Specified Approvals

None.

Schedule 4

Assumed Liabilities

[Omitted.]

Schedule 5

TCEH Companies

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER & LIGHT COMPANY, INC.

DECORDOVA II POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EFH CG HOLDINGS COMPANY LP

EFH CORPORATE SERVICES COMPANY

EFH CG MANAGEMENT COMPANY LP

FORNEY PIPELINE, LLC

LA FRONTERA HOLDINGS, LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TEX ASSET COMPANY LLC

TEX CP COMPANY LLC

TEX ENERGY LLC

TEX FINANCE CORP.

TEX INTERMEDIATE COMPANY LLC

TEX OPERATIONS COMPANY LLC

TEX PREFERRED LLC

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER & LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RECEIVABLES COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

Schedule 6

Persons with Excluded Liabilities

Energy Future Holdings Corp.

Ebasco Services of Canada Limited

EEC Holdings, Inc.

EECI, Inc.

EFH Australia (No. 2) Holdings Company

EFH Finance (No. 2) Holdings Company

EFH FS Holdings Company

EFH Renewables Company LLC

EFH Vermont Insurance Company

EFIH Finance Inc.

Energy Future Intermediate Holding Company LLC

Generation Development Company LLC

LSGT Gas Company LLC

LSGT SACROC, Inc.

NCA Development Company LLC

Oncor Electric Delivery Holdings Company LLC

Oncor License Holdings Company LLC

Oncor Communications Holdings Company

Oncor Electric Delivery Company LLC

Oncor Management Investment LLC

Oncor Electric Delivery Transition Bond Company LLC

Oncor Electric Delivery Administration Corp.

TXU Receivables Company

Annex A

Split Policies and Split Letters of Credit

[Omitted.]

Annex B

E-Side Letters of Credit

[Omitted.]

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is effective as of October [●], 2016, by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Competitive Holdings Company LLC, a Delaware limited liability company (“EFCH”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“TCEH”), and TEX Energy LLC, a Delaware limited liability company (“SpinCo”).

WHEREAS, TCEH is an indirect wholly owned subsidiary of the Company and SpinCo is a direct wholly owned subsidiary of TCEH;

WHEREAS, the Company, EFCH or TCEH, as applicable, own the Acquired TCEH Assets (as defined in the Separation Agreement below) listed on Schedule A hereto (the “Contributed Assets”);

WHEREAS, TCEH owns, directly or indirectly, all of the outstanding equity interests of the entities listed on Schedule B hereto (the “TCEH Contributed Subsidiaries”); and

WHEREAS, as contemplated by that certain Separation Agreement, dated as of the date hereof, by and between the Company, SpinCo, and TEX Operations Company LLC, a Delaware limited liability company and indirect wholly owned subsidiary of TCEH (as amended, the “Separation Agreement”), (i) the Company, EFCH and TCEH, as applicable, desire to contribute, convey, transfer and assign the Contributed Assets to SpinCo and, (ii) TCEH desires to contribute, convey, transfer and assign the TCEH Contributed Subsidiaries to SpinCo.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Separation Agreement.

2. EFH Contribution. The Company hereby contributes, conveys, transfers and assigns all of the Contributed Assets held by the Company (the “EFH Contributed Assets”) to TCEH, and TCEH hereby accepts such contribution, conveyance, transfer and assignment of the EFH Contributed Assets (the “Initial EFH Contribution”). Effective immediately following the Initial EFH Contribution, TCEH hereby contributes, conveys, transfers and assigns each of the EFH Contributed Assets to SpinCo, and SpinCo hereby accepts such contribution, conveyance, transfer and assignment from TCEH (the “Subsequent EFH Contribution,” and together with the Initial EFH Contribution, “EFH Contribution”). SpinCo hereby assumes and agrees to pay, discharge, perform or otherwise satisfy as and when due all liabilities and obligations of any kind and nature, in each case, arising out of facts, circumstances, events or conditions in existence before, on or after the date hereof of, under, related to, resulting from, or arising out of or in connection with, as applicable, the EFH Contributed Assets and all Assumed Liabilities (as defined in the Separation Agreement) (the “EFH Assumed Liabilities”).

3. EFCH Contribution. EFCH hereby contributes, conveys, transfers and assigns all of the Contributed Assets held by EFCH (the “EFCH Contributed Assets”) to TCEH, and TCEH hereby accepts such contribution, conveyance, transfer and assignment of the EFCH Contributed Assets (the “Initial EFCH Contribution”). Effective immediately following the Initial EFCH Contribution, TCEH hereby contributes, conveys, transfers and assigns each of the EFCH Contributed Assets to SpinCo, and SpinCo hereby accepts such contribution, conveyance, transfer and assignment from TCEH (the “EFCH Subsequent Contribution,” and together with the Initial EFCH Contribution, the “EFCH Contribution”). SpinCo hereby assumes and agrees to pay, discharge, perform or otherwise satisfy all liabilities and obligations of any kind and nature arising out of or otherwise relating to the EFCH Contributed Assets.

4. TCEH Contribution. TCEH hereby contributes, conveys, transfers and assigns the TCEH Contributed Subsidiaries and all of the Contributed Assets held by TCEH (the “TCEH Contributed Assets”) to SpinCo, and SpinCo hereby accepts such contribution, conveyance, transfer and assignment (the “TCEH Contribution,” and together with the EFH Contribution and the EFCH Contribution, the “Contributions”). SpinCo hereby assumes and agrees to pay, discharge, perform or otherwise satisfy all liabilities and obligations of any kind and nature arising out of or otherwise relating to the TCEH Contributed Assets and any other liabilities identified on Schedule C hereto (the “TCEH Assumed Liabilities,” and together with the EFH Assumed Liabilities, the “Assumed Liabilities”).

5. Further Assurances. In furtherance of the transactions described herein, the parties hereto shall, and shall cause their applicable subsidiaries to, execute such additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents reasonably necessary to evidence the transfer, conveyance and assignment of the Contributed Assets to SpinCo and the valid and effective assumption of the Assumed Liabilities by SpinCo, including any which are not transferred on the date hereof as a result of Section 2.2(b) of the Separation Agreement or for any other reason.

6. Tax Treatment. For federal income tax purposes, at the time of the Contributions, each of EFCH, TCEH and SpinCo is an entity that is disregarded as separate from the Company, and accordingly, the Contributions will have no federal income tax effect. For Texas sales and use tax purposes, the Contributions will be treated as (i) a transfer of intangible assets not subject to Texas sales and use tax, and/or (ii) a transfer of assets constituting a separate division, branch, or identifiable segment of a business that is exempt from Texas sales and use tax as an occasional sale.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

8. Captions. The captions of the paragraphs herein are inserted for convenience of reference only and shall not be used in construing the terms and provisions hereof.

9. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court; provided that if the Bankruptcy Court declines to accept jurisdiction over a particular Action, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware, in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section. Each of the parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in the Separation Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11. Limitations of Liability. The Liabilities of any party hereto arising out of or relating to this Agreement shall be limited pursuant to and as provided in the Separation Agreement.

12. No Third Party Beneficiaries. Except for the indemnification rights under the Separation Agreement of any Indemnified Party in their respective capacities as such, the provisions of this Agreement and the Separation Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and there are no third party beneficiaries of this Agreement or the Separation Agreement; and neither this Agreement nor the Separation Agreement shall provide any third party with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or the Separation Agreement.

13. Assignment. Neither party shall assign its rights or obligations under this Agreement (by operation of law or otherwise) unless, such party concurrently assigns its rights and obligations under the Separation Agreement to the same assignee of its rights and obligations hereunder.

Signature page follows.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

Energy Future Holdings Corp.

By:
Name:	[__________]
Title:	[__________]

Energy Future Competitive Holdings Company LLC

By:
Name:	[__________]
Title:	[__________]

Texas Competitive Electric Holdings Company LLC

By:
Name:	[__________]
Title:	[__________]

TEX Energy LLC

By:
Name:	[__________]
Title:	[__________]

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT AMONG

THE COMPANY, EFCH, TCEH AND SPINCO

Schedule A

Contributed Assets

[Omitted.]

Schedule 1-A

Vehicles

[See attached.]

[Omitted.]

Schedule B

TCEH Contributed Subsidiaries

The following Delaware limited liability companies:

TEX Intermediate Company LLC

TEX Operations Company LLC

TEX Asset Company LLC

TEX Preferred LLC

Comanche Peak Power Company LLC

Oak Grove Management Company LLC

Brighten Energy LLC

Forney Pipeline, LLC

La Frontera Holdings, LLC

The following Texas limited liability companies:

Luminant Energy Company LLC

Luminant ET Services Company LLC

Luminant Energy Trading California Company

Luminant Generation Company LLC

Sandow Power Company LLC

Luminant Mining Company LLC

Big Brown Power Company LLC

4Change Energy Company LLC

TXU Energy Retail Company LLC

NCA Resources Development Company LLC

The following Delaware corporations:

TEX Finance Corp.

TXU Retail Services Company

The following Texas corporations:

Generation SVC Company

EFH Properties Company

EFH Corporate Services Company

Schedule C

Other TCEH Assumed Liabilities

None.

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is entered into effective as of October [●], 2016 (the “Effective Date”) by and between Energy Future Holdings Corp., a Texas corporation (“EFH”), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo”), and with respect to the assignment of certain Agreements hereunder, EFH Corporate Services Company (“Corporate Services”), Luminant Generation Company LLC (“Luminant”), TXU Energy Retail Company, LLC (“Retail”), and Texas Competitive Electric Holdings Company LLC (“TCEH”). Corporate Services, Luminant, Retail and TCEH are referred to herein as the “Agreement Parties”).

RECITALS

WHEREAS, EFH currently sponsors and maintains the employee benefit plans, programs and policies listed on Exhibit A attached hereto and made a part hereof (the “Contributed Plans”), and EFH and the Agreement Parties are parties to the employment agreements listed on Exhibit A, as well as certain agreements relating to the operation and administration of the Contributed Plans (collectively, the “Agreements”); and

WHEREAS, on April 29, 2014, EFH and certain entities in which it, directly or indirectly, held an equity interest, and certain of their respective subsidiaries (collectively, the “Debtors”), commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979 (collectively, with any proceedings relating thereto, the “Chapter 11 Cases”); and

WHEREAS, on July 29, 2016, EFH, Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), which provides for, among other things, the merger of EFH with and into Merger Sub, with Merger Sub being the surviving company and the successor to EFH; and

WHEREAS, the Third Amended Joint Plan of Reorganization filed by the Debtors with the Bankruptcy Court on July 29, 2016 (as amended, the “Plan of Reorganization”) provides that the confirmation and effective date of the Plan of Reorganization with respect to the TCEH Debtors (as defined in the Plan of Reorganization) (“TCEH Effective Date”) may occur separate from, and independent of, the confirmation and effective date of the Plan of Reorganization with respect to the EFH Debtors (as defined in the Plan of Reorganization); and

WHEREAS, effective as of August 29, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) approving and confirming, among other things, the restructuring of the TCEH Debtors pursuant to the Plan of Reorganization, subject to certain contingencies set forth in the Confirmation Order, all of which contingencies have, as of October 3, 2016, been satisfied or waived; and

WHEREAS, in connection with the implementation of the Plan of Reorganization, all employees of EFH, and its affiliates (other than Oncor Electric Delivery Company, LLC and its direct and indirect subsidiaries), have been or will be transferred to OpCo (or an affiliate of OpCo) prior to the TCEH Effective Date; and

WHEREAS, as provided for, and required under, the Plan of Reorganization and the Merger Agreement, EFH desires to transfer and assign to OpCo the sponsorship (including the assumption of all assets and liabilities thereto) of each of the Contributed Plans and the Agreement Parties desire to transfer and assign its rights and obligations under each Agreement to which it is a party, and OpCo desires to accept and assume all such transfers; and

WHEREAS, the parties desire to enter into this Agreement to evidence and effectuate such transfer and assignment, and acceptance and assumption, of the Contributed Plans and the Agreements.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption of Plans. Effective as of the TCEH Effective Date, the sponsorship and all obligations relating to the maintenance and administration of each of the Contributed Plans are hereby transferred and assigned from EFH to OpCo, and OpCo hereby accepts such transfer and assignment. By virtue of such assignment and assumption, OpCo hereby possesses all rights, authority, and responsibility as plan sponsor, employer and a participating employer and fiduciary under each of the Contributed Plans. Effective as of the TCEH Effective Date, OpCo hereby assumes full responsibility for the liabilities, qualification, administration and compliance with all applicable legal requirements relating to each of the Contributed Plans, including without limitation the provision of all benefits due or required to be paid under the Contributed Plans (including benefits accrued or which become payable prior to the Effective Date).

2. Assignment and Assumption of Agreements. Effective as of the TCEH Effective Date, the rights and obligations of the Agreement Party under each of the applicable Agreements are hereby transferred and assigned from the applicable Agreement Parties to OpCo, and OpCo hereby accepts such transfer and assignment. By virtue of such assignment and assumption, OpCo hereby possesses all rights and obligations of the applicable Agreement Parties under each of the Agreements. Effective as of the TCEH Effective Date, OpCo hereby assumes full responsibility for the performance of all obligations of the Agreement Party under each of the applicable Agreements. EFH, the Agreement Party and OpCo shall reasonably cooperate with each other to cause each of the Contributed Plans and Agreements to be amended, as necessary, to reflect the assignment, transfer and assumption evidenced hereby. To the extent that the transfer, acceptance and assignment of any of the Agreements require the consent of an individual employee, affiliate or third party, as applicable, the parties shall reasonably cooperate to obtain such consent.

3. Plan Administrator. From and after the TCEH Effective Date, the named fiduciary and plan administrator, as applicable, of each of the Contributed Plans shall be the applicable administrative committee, or other designee, of OpCo, which shall replace the applicable named fiduciary and plan administrator of EFH in such capacity, and shall have all responsibility and authority necessary or appropriate to administer the Contributed Plans in accordance with their terms. All policies and decisions adopted by the applicable EFH plan administrator prior to the TCEH Effective Date shall, unless and until changed by the applicable OpCo plan administrator, continue in effect. Without limiting the generality of the foregoing, all funding and investment policies, loan, withdrawal and distribution procedures, procedures for processing domestic relations orders and qualified medical child support orders, procedures for processing claims, and any other policies or procedures relating to the administration of any of the Contributed Plans, previously adopted by the applicable EFH plan administrator, shall remain in full force and effect unless and until changed by the applicable OpCo plan administrator.

4. Fidelity Bond; Liability Insurance. EFH and OpCo shall timely notify the issuer of any fidelity bond or liability insurance policy relating to any Contributed Plan or Agreement of the transfer, assignment and assumption provided for herein, and the parties shall fully cooperate and take all action necessary to effectuate the transfer, assignment and assumption with respect to such fidelity bonds and insurance policies so as to ensure coverage of OpCo, the applicable OpCo plan administrators and all entities and individuals involved in the administration of the Contributed Plans and Agreements from and after the TCEH Effective Date.

5. Effect on Employment. It is the intent of the parties, that the transfer of employment of employees from EFH, and certain of its affiliates (other than Oncor Electric Delivery Holdings Company, LLC and its subsidiaries), to OpCo shall be treated as a transfer of employment and not as a termination of employment for purposes of any of the Contributed Plans. In this connection, each employee shall be treated as if his/her employment has not been terminated as a result of the transfer from EFH, or an affiliate of EFH, to OpCo, and his/her service, for all purposes under each Contributed Plan and Agreement, shall be treated as continuous without any break in service related to such transfer. Notwithstanding the foregoing, consistent with the Plan of Reorganization, the Closing of the transactions contemplated in the Plan of Reorganization shall be deemed to constitute a change in control of EFH for purposes of the applicable Contributed Plans.

6. Employee Communications. OpCo shall be responsible for preparing and distributing summaries of material modifications and other communication materials to notify employees of the assignment, transfer and assumption evidenced hereby. EFH shall cooperate with OpCo in the preparation of such materials as may be reasonably requested by OpCo.

7. Reports to Governmental Agencies; Audits. From and after the TCEH Effective Date, OpCo shall be responsible for preparing, filing and/or distributing all required governmental reports relating to the Contributed Plans including without limitation, Annual Returns/Reports (Form 5500 Series), Summary Annual Reports, Annual Funding Notices, and all filings required under the Affordable Care Act. EFH shall, or shall cause its affiliates to, cooperate with OpCo, and provide OpCo with all information available to EFH or its affiliates, as OpCo may reasonably request, in connection with the preparation of such reports. Additionally, in the event of a governmental audit, investigation or inquiry relating to any of the Contributed Plans, EFH and OpCo shall fully cooperate with each other, and EFH shall, or shall cause its affiliates to, provide OpCo with all information or documentation in EFH’s, or its affiliates’ possession or control as may be reasonably requested by OpCo in connection with any such audit, investigation or inquiry.

8. Transfer of Records. To the maximum extent allowed under applicable law, EFH shall, or shall cause its affiliates to, transfer to OpCo all records pertaining to the Contributed Plans and Agreements in EFH’s, or its affiliates, possession or control as soon as reasonably practical following the Effective Date.

9. No Plan Amendment. Except as expressly provided for herein, nothing in this Agreement shall be construed or deemed to constitute an amendment to any Contributed Plan, and nothing in this Agreement shall limit, in any way, the right and authority of OpCo to amend each of the Contributed Plans, in whole or in part, from time to time.

10. No Third Party Beneficiary. Nothing in this Agreement shall create any rights in any person or entity other than the parties hereto, including without limitation any participant, beneficiary, dependent or other covered person under any Contributed Plan.

11. Further Acts. The parties agree to take any and all further action and to execute any and all further documents as either of them may reasonably determine to be necessary or appropriate to effectuate the transfer, assignment and assumption of the Contributed Plans and the Agreements, and all other matters contemplated in this Agreement.

12. Applicable Law. TO THE EXTENT NOT OTHERWISE GOVERNED BY FEDERAL LAWS SUCH AS ERISA AND THE CODE (AS SUCH TERMS ARE DEFINED IN THE MERGER AGREEMENT) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

13. Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party shall assign its rights or obligations under this Agreement (by operation of law or otherwise) unless such party concurrently assigns its rights and obligations under the Separation Agreement to the same assignee of its rights and obligations hereunder.

14. Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

15. Entire Agreement. This Agreement, together with that certain Separation Agreement, by and among EFH, OpCo and TEX Energy LLC, a Delaware limited liability company, dated as of the date hereof (the “Separation Agreement”), constitutes the whole and entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declaration, commitment or representation, verbal or oral, with respect to the subject matter hereof.

16. Limitations of Liability. The liabilities of the parties hereto arising out of or relating to this Agreement shall be limited pursuant to and as provided in the Separation Agreement.

17. Defined Terms. Capitalized terms not defined herein shall be given the meaning ascribed to them in the Merger Agreement, Plan of Reorganization or Separation Agreement. In the event of a conflict between any such definitions, the definition in the Merger Agreement shall be controlling.

18. Captions. The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the TCEH Effective Date.

TEX OPERATIONS COMPANY LLC

By:

Title:

ENERGY FUTURE HOLDINGS CORP.

By:

Title:

AGREEMENT PARTIES:

EFH CORPORATE SERVICES COMPANY

By:

Title:

LUMINANT GENERATION COMPANY LLC

By:

Title:

TXU ENERGY RETAIL COMPANY, LLC

By:

Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:

Title:

EXHIBIT A

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

BETWEEN

ENERGY FUTURE HOLDINGS CORP., TEX OPERATIONS COMPANY LLC, AND CERTAIN

OTHER AGREEMENT PARTIES NAMED THEREIN

Contributed Plans:

[Omitted.]